Exhibit 10.31

RECEPTOS, INC.

10835 Road to the Cure

San Diego, CA  92121

May 11, 2009

James R. Schmidt
16052 Lofty Trail Drive
San Diego, CA  92127

Dear Jim:

On behalf of Receptos, Inc. (the “Company”), I am pleased to offer you the full-time position of Senior Director, Finance and Operations.  This letter embodies the terms of our offer of employment to you.  As explained in more detail below, your employment is contingent upon your assent to the terms and conditions set forth in this letter and the attachments hereto. If, after careful review, the terms discussed below and in the attachments hereto are acceptable to you, please sign this confirmation letter and the attached (i) Acknowledgement of At-Will Employment, (ii) Proprietary Information and Inventions Agreement and (iii) Agreement to Arbitrate where indicated and return them to me.

Please note:  Notwithstanding any provision herein to the contrary, this offer of employment and your start date with the Company are contingent upon the consummation of the combination (through a subsidiary merger) of the Company (formerly known as Receptor Pharmaceuticals, Inc.) and Apoptos, Inc. (the “Closing”).  Although currently anticipated to take place within the next several days, there can be no assurance that the Closing will take place within such time period, if at all.  The Company reserves the right to amend or withdraw this offer at any time prior to providing you with written notice of the closing of a Financing.

1.                                      Compensation.

a.                                      Salary.  You will be paid $6,939.42 bi-weekly, less applicable withholdings and deductions, equivalent to a salary of $180,425 per year.  All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

b.                                      Stock Plan.  Subject to approval by the Company’s Board of Directors in its discretion, you will be granted the option (the “Option”) to purchase 230,400 shares of the Company’s common stock pursuant to the Company’s 2008 Stock Plan (the “Plan”).  The Option shall be subject to the terms and conditions set forth in a Notice of Stock Option Grant and an accompanying Stock Option Agreement as well as the Plan; provided, however, that the Option shall vest as set forth on Schedule 1 attached hereto.  The exercise price for the shares at issue under the Option will be no less than their fair market value as determined by the Company’s Board of Directors on the date of grant.

c.                                       Vacation, Holidays and Sick-Leave.  As a full-time employee, you will accrue vacation in accordance with the Company’s standard policies and procedures.  Holidays and sick-leave will likewise be provided in accordance with the Company’s standard policies and procedures.

d.                                      Benefits.  As a full-time employee, you will be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company.  The eligibility criteria and amount and extent of benefits to which you are entitled shall be governed by each specific benefit plan (as applicable) as it may be amended from time to time.

2.                                      Immigration Documentation.  This offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States no later than three (3) days after your employment begins.

3.                                      At-Will Employment.  Your employment with the Company is “at-will.”  This means that your employment with the Company is not for a specific term, and can be terminated by yourself or by the Company at any time for any reason or no reason, with or without cause and with or without notice.  Any contrary representations which may have been made or which may hereafter be made to you are superseded by this offer.  Your acceptance of this offer is contingent upon your execution of the Company’s Acknowledgement of At-Will Employment, a copy of which is attached hereto as Exhibit A for your execution.  This offer letter and the attached Acknowledgement of At-Will Employment constitute the full and complete agreement between the parties regarding the “at-will” nature of your employment, and can only be modified by written agreement signed by you and the CEO of the Company.

4.                                      Severance Payment.  Without limiting the provisions of the foregoing Section 3, assuming your employment with the Company shall have been continuous from your start date through the occurrence of the applicable event and you execute and deliver a general release of claims (in a customary form provided by the Company) of all claims against the Company or persons affiliated with the Company (with any potential revocation periods having expired), then:  (i) in the event, following any Corporate Transaction, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a payment equal to your then current base salary rate calculated for a period of six (6) months and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such six (6) month period under COBRA as it is then paying (relative to health insurance coverage) for active employees; and (ii) in the event, prior to any Corporate Transaction but at least one (1) year following the commencement of your employment with the Company pursuant to this offer letter, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a payment equal to your then current base salary rate calculated for a period of at least three (3) months (with any period beyond three (3) months to be determined in the sole discretion of the Board) and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such period of at least three (3) months (with any period beyond three (3) months to be determined in the sole discretion of the Board) under COBRA as it is then paying (relative to health insurance coverage) for active employees.  The defined terms in the preceding sentence have their respective meanings as set forth on Schedule 1 attached hereto.

5.                                      Proprietary Information and Inventions Agreement.  Your acceptance of this offer is contingent upon your execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B for your execution.

6.                                      Non-Compete and Outside Activities.  As more fully set forth in the Company’s Proprietary Information and Inventions Agreement (attached hereto as Exhibit B), you agree that, while serving as a full-time employee of the Company, you will not engage in any activity which is competitive with the Company.

7.                                      Arbitration.  Your acceptance of this offer is contingent upon your execution of the Company’s Agreement to Arbitrate, a copy of which is attached hereto as Exhibit C for your execution.  As more fully set forth in the Agreement to Arbitrate, both you and the Company agree that any controversy, claim or dispute arising out of, concerning or relating in any way to your employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

8.                                      Company Rules.  As an employee of the Company, you will be expected to abide by the Company’s rules and regulations.  You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

9.                                      Integrated Agreement.  This offer, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein.  Likewise, the terms of this offer shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein.  This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

10.                               Severability.  If this offer is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

If you wish to accept employment at the Company under the terms set out above and in the enclosed Acknowledgement of At-Will Employment, Proprietary Information and Inventions Agreement and Agreement to Arbitrate, please sign and date this letter and the enclosed documents, and return them to me.  If you accept our offer, your first day of employment will be                      , 2009, assuming that a Closing occurs prior to that time.  If a Closing has not occurred prior to                      , 2009, your first day of employment will be two weeks following written notice from the Company to you of the occurrence of a Closing.

This offer, if not accepted, will expire on                      , 2009.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ William H. Rastetter
Name:	William H. Rastetter
Title:	Chief Executive Officer

Approved and Accepted:

/s/ James R. Schmidt		Date: May 4, 2009
Name:	James R. Schmidt

SCHEDULE 1

Basic Vesting.  Measured from the effective time of the combination (through a subsidiary merger) of the Company (formerly known as Receptor Pharmaceuticals, Inc.) and Apoptos, Inc. (the “Vesting Measurement Date”), you will acquire a vested interest in the 230,400 shares of the Company’s Common Stock subject to the Option (the “Shares”) as follows (assuming that you continue to work for the Company):

•                  twenty-five percent (25%) of the Shares shall vest on the first (1st) anniversary of the Vesting Measurement Date; and

•                  1/48th of the Shares shall vest on the same day of each successive month after the first (1st) anniversary of the Vesting Measurement Date such that one hundred percent (100%) of the Time-Based Shares will have become vested (assuming that you continue to work for the Company) as of the fourth (4th) anniversary of the Vesting Measurement Date.

Vesting Acceleration.

•                  Corporate Transaction.  In the event of any Corporate Transaction (assuming that you continue to work for the Company immediately prior to such Corporate Transaction), then vesting for fifty percent (50%) of the then unvested Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over the remainder of the original vesting schedule.

•                  Termination Without Cause or Constructive Termination following a Corporate Transaction.  In the event of any Termination without Cause or any Constructive Termination following any Corporate Transaction, then vesting for all (100%) of the then unvested Shares shall accelerate as of such Termination without Cause or Constructive Termination.

Definitions.  For purposes of the foregoing:

•                  A “Corporate Transaction” is defined as any of the following: (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity or any direct or indirect parent entity of any such entity; (y) the sale, transfer or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; or (z) a sale of all or substantially all of the capital stock of the Company unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; provided, however, that notwithstanding the foregoing, a Corporate Transaction shall not include (i) any sale of securities by the Company the primary purpose of which is to generate financing for the Company or (ii) any transaction effected exclusively for the purpose of changing the domicile of the Company.

•                  A “Termination without Cause” means the termination, by the Company or one or more of its parent or subsidiary corporations, of any employment or consulting relationship between the you and the Company or one or more of its parent or subsidiary corporations for any reason other than: (i) commission by you of any act of fraud or embezzlement; (ii) any intentional, unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by you; or (iii) any other intentional misconduct by you (including severe absenteeism) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner.

•                  A “Constructive Termination” means your election in a written notice to the Company or one or more of its parent or subsidiary corporations to terminate any employment or consulting relationship where such notice is delivered within thirty (30) days after any of the following: (i) a material reduction in your level of duties or responsibilities or the nature of your functions; (ii) a material reduction in your base salary or potential total cash compensation (consisting of base salary and target bonus); or (iii) a relocation of your principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from your principal residence and (B) farther from your principal residence than your principal place of employment immediately before such relocation.

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EXHIBIT A

ACKNOWLEDGEMENT OF AT-WILL EMPLOYMENT

I understand and acknowledge that my employment with Receptos, Inc. (the “Company”) is at-will and for no specified term.  I understand that I may resign at any time, for any reason or no reason, with or without cause and with or without notice.  I further understand and agree that the Company may terminate my employment at any time, for any reason or no reason, with or without cause and with or without notice.  I understand and acknowledge that this policy may only be modified in a signed, written document executed by the CEO of the Company.

Date:	May 4, 2009

Name:	James R. Schmidt

Signature:	/s/ James R. Schmidt

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EXHIBIT B

RECEPTOS, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(James R. Schmidt)

Receptos, Inc.

10835 Road to the Cure, #205

San Diego, CA  92121

Ladies and Gentlemen:

I recognize that Receptos, Inc., a Delaware corporation (“Receptos”), possesses a body of existing technology and intellectual property rights and is engaged in a continuous program of research, development and production with respect to its business (present and future).

I understand that:

A.                                    As part of my employment by Receptos (with the term “employment”, as used herein, to include any consulting relationship as well as any service as a member of the Board of Directors), I am expected to make new contributions and inventions of value to Receptos.

B.                                    My employment creates a relationship of confidence and trust between me and Receptos and that my position places me in a unique position of access to the proprietary technology, trade secrets and research, development and business information:

(1)                                 applicable to the business of Receptos; or

(2)                                 applicable to the business of any client, partner or customer of Receptos,

which may be made known to me by Receptos or by any client, partner or customer of Receptos, or learned by me during the period of my employment.

C.                                    Receptos possesses and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to Receptos (including, without limitation, information created, discovered, developed or made known by or to me during the period of or arising out of my employment by Receptos), and/or in which property rights have been or will be assigned or otherwise conveyed to Receptos, which information has commercial value in the business in which Receptos is engaged.  All of the aforementioned information is hereinafter called “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, strategies, systems, schemas, methods, business and marketing development plans, customer, employee and supplier lists, budgets and unpublished financial statements, licenses and license agreements, research projections, processes, techniques, designs, sequences, components, programs, technology, ideas, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures, information regarding the skills and compensation of other employees of Receptos and other information concerning the actual or anticipated business, research or development of Receptos or its actual or potential customers, suppliers or partners or which is or has been generated or received in confidence by or for Receptos by or from any person; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents, samples, prototypes, models, products and the like.

In consideration of my employment or continued employment, as the case may be, and the compensation received by me from Receptos from time to time, I hereby agree as follows:

1.                                      All Confidential Information shall be the sole property of Receptos and its assigns, and Receptos and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith.  I hereby assign to Receptos any rights I may have or acquire in all Confidential Information.  At all times during my employment by Receptos and at all times after termination of my employment by me or Receptos for any reason (“Termination”), I will hold in confidence and trust all Confidential Information, and I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the prior written consent of Receptos, except as may be necessary in the ordinary course of performing my duties as an employee of (or consultant or Director to) Receptos.

2.                                      Without limiting the terms of my employment with Receptos, I agree that during the period of my employment by Receptos I will not engage in any employment or activity in any business that is directly or indirectly competitive with Receptos or would otherwise conflict with my employment by Receptos.

3.                                      All documents, data, records, apparatus, equipment, sequences, components, programs and other physical property, whether or not pertaining to Confidential Information, furnished to me by Receptos or produced by myself or others in connection with my employment shall be and remain the sole property of Receptos and shall be returned promptly to Receptos as and when requested by Receptos.  Even should Receptos not so request, I shall return and deliver all such property upon Termination and I will not take with me any such property, any reproduction of such property or any materials or products derived from such property.  I further agree that any property situated on Receptos’ premises and owned by Receptos, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Receptos personnel at any time with or without notice.

4.                                      I shall promptly disclose any outside activities or interests, including any ownership or participation in the development of Prior Inventions (as defined in Section 8 below), that conflict or may conflict with the interests of Receptos.  I understand that I am required to make such disclosures promptly if the activity or interest is related, either directly or indirectly, to (i) an area of research, development or service of Receptos, (ii) a product candidate, product or product line of Receptos, (iii) a manufacturing, development or research methodology or process of Receptos or (iv) any activity that I may be involved with on behalf of Receptos.

5.                                      I shall promptly disclose to Receptos, or any persons designated by it, all improvements, inventions, formulae, processes, programs, techniques, know-how, data and the like, whether or not patentable or copyrightable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with Receptos which are related to the business of Receptos, or result from tasks assigned to me by Receptos, or result from use of premises owned, leased or contracted for by Receptos (all said improvements, inventions, formulae, processes, techniques, know-how, data and the like shall be collectively hereinafter called “Inventions”).  Such disclosure shall continue for one year after Termination with respect to anything that would be an Invention if made, conceived, reduced to practice or learned prior to Termination.

6.                                      I agree to keep and maintain adequate and current records (in the form of notes, sketches, documentation, drawings and in any other form that may be required by Receptos) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at Receptos, which records shall be made available to and remain the sole property of Receptos at all times.

7.                                      I agree that all Inventions shall be the sole property of Receptos and its assigns, and Receptos and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith and all Confidential Information with respect thereto.  I hereby assign to Receptos any and all rights I may have or acquire in all Inventions, including all rights that may be known as or referred to as “moral rights.”  I further agree as to all Inventions to assist Receptos in every proper way (but at Receptos’ expense) to obtain and from time to time enforce patents and copyrights on Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents and copyrights thereon and enforcing the same, as Receptos may desire, together with any assignments thereof to Receptos or persons designated by it.  My obligation to assist Receptos in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond Termination, but Receptos shall compensate me at a reasonable rate after Termination for time actually spent by me at Receptos’ request on such assistance.  In the event that Receptos is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent or copyright application with respect to Inventions (including renewals, extension, continuations, divisions,  continuations in part or preservation of rights in respect thereof), I hereby irrevocably designate and appoint Receptos and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyrights thereon with the same legal force and effect as if executed by me.

8.                                      As a matter of record I have identified on Exhibit A hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by Receptos which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Receptos (“Prior Inventions”) which I desire to remove from the operation of this Agreement.  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention on Exhibit A but am only to disclose a cursory name for each such Prior Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Inventions has not been made for that reason.  I represent that my list of Prior Inventions is complete.  If no such list of Prior Inventions is identified, I represent that I have made no such Prior Inventions at the time of the commencement of my employment by Receptos.  Notwithstanding the foregoing, and without limiting the other provisions of this Agreement, I agree that (i) any improvements or new inventions to the item(s) so identified on such list (if any) shall be treated as Inventions for purposes of this Agreement if the provisions of Section 5 above are otherwise applicable and (ii) if, in the course of my employment with Receptos, I incorporate a Prior Invention into an Receptos product, process, application, machine or invention, Receptos is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Receptos product, process, application, machine or invention without Receptos’ prior written consent.

9.                                      I represent that my performance of all the terms of this Agreement and that my employment by Receptos does not and will not breach or constitute an event of default under any agreement (i) obligating me to keep in confidence proprietary information acquired by me in confidence or in trust prior to, or at any point throughout, my employment by Receptos, (ii) obligating me to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit my employment or activity in any business in which I may compete, directly or indirectly, with any other business, or which might by application have such an effect.  I have not entered into, and I agree that I will not enter into, any agreement (either written or oral) in conflict herewith.

10.                               I understand, acknowledge and agree that, as part of the consideration for my employment or continued employment by Receptos, I have not brought and will not bring with me to Receptos or use in the performance of my responsibilities at or for Receptos any equipment, supplies, facilities, trade secrets or other proprietary information of any former employer which are not generally available to the public, unless I have obtained (and provide herewith to Receptos a copy of) written authorization for their possession and use.

11.                               I also understand that, during the course of my employment by Receptos, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment by Receptos.  A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to Receptos.

12.                               I agree that during the term of my employment with Receptos and for a period of twelve (12) months after Termination, I will not directly or indirectly: (i) induce or attempt to induce any employee or consultant of Receptos to leave the employ of Receptos or to otherwise end such employee’s or consultant’s relationships with Receptos or (ii) other than on behalf of Receptos, induce or attempt to induce any other person to terminate a relationship with Receptos.

13.                               After Termination, I hereby consent to the notification of my new employer (if any) of my rights and obligations under this Agreement.

14.                               I acknowledge that, due to the uniqueness of my relationship with Receptos, Receptos would not have an adequate remedy at law for money damages in the event that this Agreement is not fully performed in accordance with its terms.  I agree that in addition to any other rights and remedies available to Receptos for any breach by me of my obligations hereunder, Receptos shall be entitled to enforcement of my obligations hereunder by court injunction (without the posting of a bond or other security), specific performance or other appropriate equitable relief.

15.                               If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.                               If applicable, this Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code (which, if applicable, could apply to ideas or inventions for which no equipment, supplies, facility or trade secret information of Receptos were used and which were developed entirely on my own time, and (i) which do not relate at the time of conception or reduction to practice of the invention (a) to the actual business of Receptos, or (b) to Receptos’ actual or demonstrably anticipated research or development, or (ii) which do not result from any work performed by me for Receptos).  Notwithstanding the foregoing, I shall disclose in confidence to Receptos any invention in order to permit Receptos to make a determination as to compliance by me with the terms and conditions of this Agreement.

17.                               This Agreement shall be effective as of the first day of my employment by Receptos and shall survive Termination.  The term “employment” and the term or duration of my employment, as used herein and for purposes of this Agreement, shall include, without limitation, any consulting relationship or service pursuant to a directorship between myself and Receptos (including, if applicable, any such relationship which may follow the termination of my status as an employee of Receptos or which may precede my status as an employee of Receptos).  Accordingly, notwithstanding any other provision of this Agreement to the contrary (and without limitation), a “Termination” shall not be deemed to have occurred if a consulting relationship or directorship persists following the termination of my status as an employee of Receptos (if applicable).

18.                               The term Receptos, as used herein, shall include (i) Receptos, (ii) any predecessor or successor to Receptos or its business or assets, (iii) any subsidiary or affiliate of Receptos or any such predecessor or successor and (iv) any predecessor or successor to any such subsidiary or affiliate or its business or assets.

19.                               This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of Receptos, its successors and assigns.

20.                               This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law principles thereof.

I have read this Agreement carefully and understand its terms.  The list of Prior Inventions attached on Exhibit A is complete.

Dated as of:  May 4, 2009

		Signature:	/s/ James R. Schmidt
James R. Schmidt

Accepted and Agreed to
as of May 4, 2009

RECEPTOS, INC.

By:	/s/ William H. Rastetter
Name:	William H. Rastetter
Its:	Chief Executive Officer

Exhibit A

(James R. Schmidt)

Prior Inventions

(a)                                 Prior Inventions.  Except as set forth in part (b) below, the following is a complete list of all Prior Inventions (as defined in Section 8 of the Proprietary Information and Inventions Agreement to which this Exhibit is attached) relevant to the present business of Receptos:

☒          None.

☐            See below.

☐            Additional sheets attached.

(b)                                 Confidential Prior Inventions.  Due to a prior confidentiality agreement, I cannot complete the disclosure with respect to the inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.
2.
3.
4.
5.

☐            Additional Sheets Attached.

EXHIBIT C

AGREEMENT TO ARBITRATE

I, James R. Schmidt (the “Employee”), and Receptos, Inc. (the “Company”), hereby enter into this agreement to arbitrate (the “Agreement”).

The parties hereto agree that, except as noted below, any controversy, claim or dispute arising out of, concerning or relating in any way to the Employee’s employment with the Company or the termination thereof, whether arising in tort, contract or pursuant to a statute, regulation or ordinance now in existence or which may in the future be enacted or recognized (the “Claims”) shall be submitted exclusively to final and binding arbitration.  The parties hereto understand and agree that by entering into this Agreement they are waiving their respective right to bring such Claims to court, including any right to a jury trial.

The Claims subject to this Agreement include, but are not limited to: (a) claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral or written, express or implied by fact or law; (b) claims for wrongful termination of employment, wrongful termination in violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship; (c) claims for discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances (including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act and the California Fair Employment and Housing Act) as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein; (d) claims for wages, commissions, bonuses, severance, employee benefits, stock options and the like, whether such claims are based on alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act or any other federal, state, or municipal laws concerning wages, compensation or employee benefits; (e) claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or options to purchase equity in the Company; and (f) claims concerning the validity, infringement, enforceability or misappropriation of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or sought by the Employee or the Company, including claims alleged by Employee or the Company that arise under the Company’s Proprietary Information and Inventions Agreement regarding such intellectual or confidential property.

Notwithstanding the above: (a) nothing in this Agreement shall be construed as limiting the Employee’s right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, or any similar state agency, however, any claim that cannot be resolved administratively shall be subject to this Agreement; (b) the following disputes and claims are not covered by this Agreement and shall therefore be resolved by both parties in any appropriate forum, including courts of law, as required by the laws then in effect: (i) claims for workers’ compensation benefits; (ii) claims for unemployment insurance benefits; and (iii) claims for state or federal disability insurance benefits; and (c) neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

The arbitration provided under this Agreement shall be conducted by a single arbitrator in accordance with the then-current rules issued by the American Association (“AAA”) for the resolution of employment disputes, which rules are incorporated herein by reference.  The parties understand and agree that the arbitration shall take place in San Diego, California, or, at the Employee’s option, in the county in which the Employee primarily worked with the Company at the time the arbitrable dispute or claim arose.

Both the Employee and the Company have the right to be represented by counsel of their choice.  Each party shall be responsible for his/her/its own attorneys’ fees, except as provided by law.  The Company will pay the arbitrator’s fee for the proceeding, as well as any administrative, room or other charges required by AAA.  However, each party shall be responsible for all costs associated with discovery which that party initiates, e.g., depositions, except that a party or third-party witness being deposed shall be responsible for the cost of a copy of the transcript if he/she/it chooses to order a copy.

The arbitrator shall issue a written arbitration decision or award stating the arbitrator’s essential findings and conclusions upon which the decision or award is based.  The decision or award of the arbitrator shall be final and binding upon the parties.  The arbitrator shall have the power to award any type of legal or equitable relief that would be available in a court of competent jurisdiction including, but not limited to, costs, attorneys’ fees, and punitive damages when such damages and fees are available under the applicable statute and/or judicial authority.  Either party may file pre-hearing motions directed at the legal sufficiency of a claim or defense equivalent to a demurrer or summary judgment prior to the arbitration hearing.  The arbitrator’s decision or award may be entered as a judgment or order in any court of competent jurisdiction.

The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims or within one year of the conduct that forms the basis of the claim if no statutory limitation is applicable.  Failure to demand arbitration within the prescribed time period shall result in waiver of said claims.  The parties further agree that nothing in this Agreement relieves either of them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement.

The parties understand and agree that neither the terms nor the conditions described in this Agreement are intended to create a contract of employment for a specific duration of time or to limit the circumstances under which the Employee’s employment may be terminated.

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This is the complete agreement between the Employee and the Company on the subject of the arbitration of disputes.  This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject.  This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of California.  The terms of this Agreement may not be orally modified.  This Agreement can be modified only by a written document signed by the CEO of the Company and the Employee.  The parties hereto further agree that this Agreement shall survive the termination of the Employee’s employment.

In the event that any provision of this Agreement is determined by the arbitrator or by a court of competent jurisdiction to be illegal, invalid, or unenforceable to any extent, such term or provision shall be enforced to the extent permissible under the law and all remaining terms and provisions hereof shall continue in full force and effect.

Both parties acknowledge, represent and warrant that they are knowingly and voluntarily entering into this Agreement, that they have or may consult with an attorney concerning the terms of this Agreement, and understand that by entering into this Agreement they are agreeing to waive a jury trial as to all Claims.

EMPLOYEE	RECEPTOS, INC.

/s/ James R. Schmidt	/s/ William H. Rastetter
Signature	Signature

May 4, 2009	May 11, 2009
Date	Date

James R. Schmidt	William H. Rastetter
Print Name	Print Name

Chief Executive Officer
Title

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